Exhibit 10.5

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN JOINDER AGREEMENT

I, ROBERT NESBITT, and CITIZENS TRUST BANK hereby agree that in exchange for good and valuable consideration, the value of which is hereby acknowledged, I shall participate in the Supplemental Executive Retirement Plan (“Plan”) established as of July 1, 2008, by CITIZENS TRUST BANK, as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.  Capitalized terms not defined herein shall have the same meaning as set forth in the Plan.

I understand that I must execute and return a copy of this Supplemental Executive Retirement Plan Joinder Agreement (“Joinder Agreement”) to the Plan Administrator in order to participate in the Plan.  The provisions of the Plan are incorporated herein by reference.  In the event of an inconsistency between the terms of this Joinder Agreement and the Plan, the terms of the Plan shall control.

I understand that, unless otherwise set forth herein, any benefit payable to me or my Beneficiary hereunder shall be payable over 180 months (the “Payout Period”).

Benefit Age.  My Benefit Age is sixty-five (65).

Retirement on or After Benefit Age.  I understand that I will receive my Supplemental Retirement Benefit following my Separation from Service on or after attaining my Benefit Age.  My projected annual Supplemental Retirement Benefit is $69,385.00.  My Supplemental Retirement Benefit shall be payable in 180 monthly installments of $5,782.08 commencing within 90 days following my Benefit Eligibility Date.

Voluntary or Involuntary Separation from Service on or After Age 62 and Before Benefit Age.  I understand that if I have a voluntary or involuntary Separation from Service on or after age 62, I will be entitled to the Supplemental Early Retirement Benefit commencing within 90 days following my Separation from Service.  My Supplemental Early Retirement Benefit will be determined based on my age at Separation from Service, as set forth below:

Age	Annual Benefit	Monthly Benefit
62	$46,080	$3,840
63	$52,704	$4,392
64	$59,952	$4,996

Involuntary or Voluntary Separation from Service Without Cause Prior to Age 62.  In the event of my involuntary or voluntary Separation from Service prior to attainment of  age 62 (other than due to death or Disability), I will be entitled to the Vested Percentage of my Accrued Benefit determined as of the date of my involuntary or voluntary Separation from Service.  The Vested Percentage of my Accrued Benefit shall be payable in a lump sum within 90 days after my Separation from Service, subject to the timing rules for payments to Specified Employees.

Vesting Rate:  10 percent per year for each year of participation in the Plan.

Termination for Cause.  I understand that if I have a termination for Cause, my entire benefit under this Plan shall be forfeited.

Death Benefit.

•                  Death Prior to Separation from Service.  I understand that if I die at any time while still employed with the Bank prior to attaining my Benefit Age, my Beneficiary will be entitled to 100% of my Accrued Benefit as a Survivor Benefit, whether or not I am fully vested in my Accrued Benefit at such time.  My Survivor Benefit shall commence within 90 days following my date of death and shall be payable in a lump sum to my Beneficiary.

•                  Death Following Separation From Service.   I understand that in the event I die at any time on or after my Separation from Service, whether before or after commencement of my benefit,  my Beneficiary shall be entitled to receive payment of the benefit to which I was entitled prior to my death.   If my death occurs prior to commencement of my benefit or after commencement but prior to completion of all such payments owed to me under the Plan, the Bank shall pay my Beneficiary the remaining monthly installments of my Supplemental Retirement Benefit for the remainder of the Payout Period.

•                  Burial and/or Funeral Expenses.  I understand that in addition to the above, my Beneficiary shall be entitled to a $10,000 death benefit for the payment of burial and/or funeral expenses following my death.  Such death benefit will be paid in a lump sum within 90 days following my death.

Benefit Following Separation from Service After a Change in Control.

•                  Separation from Service Within 2 Years After Change in Control.  I understand that if there is a Change in Control followed within 2 years by my Separation from Service, I will be entitled to 100% of my Accrued Benefit, payable in a lump sum within 90 days  after my Separation from Service.  I understand that my Accrued Benefit shall be reduced, if necessary to avoid an excise tax under Code Sections 280G and 4999.

•                  Separation from Service More than 2 Years After a Change in Control:

•                  Prior to Age 62.  If my Separation from Service occurs more than 2 years following a Change in Control and before I reach age 62, I will receive 100% of my Accrued Benefit payable in a lump sum within 90 days of my Separation from Service.

•                  After Age 62.  If my Separation from Service occurs more than 2 years following a Change in Control and after I reach age 62, I will receive my Supplemental Early Retirement Benefit or my Supplemental Retirement Benefit, as applicable, payable in 180 monthly installments within 90 days of my Separation from Service.

Disability While Employed.  I understand that in the event of my Disability prior to my Benefit Age, I will be entitled to a Disability Benefit, as set forth in Section 3.6 of the Plan.  My Disability Benefit shall equal the Vested Percentage of my Accrued Benefit determined at my Disability and shall be paid to me in a lump sum within 90 days of the date on which I have a Separation from Service due to Disability.

Restriction on Timing of Payment.  Notwithstanding the foregoing, I understand that in the event that I am a Specified Employee (as defined in the Plan) in accordance with Section 3.7 of the Plan, then, any payment which I am entitled for the first 6 months following my Separation from Service with

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the Bank (other than due to death or Disability) shall be withheld and shall be paid to me on the first day of the 7th month following my Separation from Service with the Bank.  Interest (at the rate of the Interest Factor as defined in the Plan) will accrue on any withheld payment and shall be paid to me at the time the withheld payments are paid.

This Joinder Agreement shall become effective upon execution (below) by both Executive and a duly authorized officer of the Bank.

Dated this            day of July, 2008.

CITIZENS BANK AND TRUST	EXECUTIVE

(Bank’s duly authorized Officer)	ROBERT NESBITT

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Exhibit A

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

For ROBERT NESBITT

Executive, under the terms of the Supplemental Executive Retirement Plan executed by the Bank and effective July 1, 2008, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

Primary Beneficiary Name(s)	Relationship	Home Address	Home Phone #	Work Phone #	Cell Phone #

In the event the Primary Beneficiary set forth above has predeceased me, I designate the person set forth below as my Secondary Beneficiary.

SECONDARY  BENEFICIARY:

Secondary Beneficiary Name(s)	Relationship	Home Address	Home Phone #	Work Phone #	Cell Phone #

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.

DATE: , 20 .	EXECUTIVE

(WITNESS)	ROBERT NESBITT

(WITNESS)

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